Exhibit 99.1

For Further Information:

Simulations Plus, Inc.

42505 10th Street West

Lancaster, CA 93534-7059

CONTACT:
Simulations Plus Investor Relations	Hayden IR
Ms. Renee Bouche	Mr. Cameron Donahue
661-723-7723	651-653-1854
renee@simulations-plus.com	cameron@haydenir.com

For Immediate Release:

June 1, 2017

Simulations Plus Closes Acquisition of DILIsym Services, Inc.

LANCASTER, CA, June 1, 2017 – Simulations Plus, Inc. (NASDAQ: SLP), a leading provider of simulation and modeling software for pharmaceutical discovery and development, today announced that the Stock Purchase Agreement (the “Agreement”) with DILIsym Services, Inc. (“DILIsym”) of Research Triangle Park, North Carolina, announced on May 1, 2017, has been closed as of today, and DILIsym is now a division of Simulations Plus. DILIsym is the global leader in the simulation of drug-induced liver injury (“DILI”).

Pursuant to the Agreement, upon closing, DILIsym has become a wholly owned subsidiary of Simulations Plus and will continue to operate under the DILIsym name. As a result of this accretive acquisition, the total number of Simulations Plus employees is increasing from 70 to 81. DILIsym realized revenues of just over $3 million in 2016 with $720,000 in net earnings. Management expects to grow the business going forward.

Walt Woltosz, chairman and chief executive officer of Simulations Plus, Inc., said, “This is an exciting step forward for both Simulations Plus and DILIsym Services, Inc. Drug-induced liver injury can result in failed clinical trials and in drugs being withdrawn from the market, both of which are a financial disaster to a pharmaceutical company. Thus, it is important to identify new drug compounds that may produce DILI as early as possible in the development cycle in order to eliminate them and to focus resources on compounds more likely to be successful. Dr. Brett Howell has been appointed president of the division. Dr. Scott Siler has been appointed chief scientific officer. Dr. Bud Nelson will serve as director of operations. We look forward to collaborating with the management team of DILIsym to advance further the study and simulation of drug-induced liver injury.”

Dr. Howell added, “I look forward to working with Walt, the scientists at Simulations Plus and Cognigen, and the board of directors to ensure the continued success of our company. I am excited about the opportunities this combination of technologies affords for the future of clinical pharmacology. The strong interest in pharmaceutical companies and regulatory agencies in avoiding DILI for new drugs fuels our DILI-sim Initiative.”

The DILI-sim Initiative, under the direction of Dr. Paul Watkins, professor at the University of North Carolina and world-renown expert on DILI, is a consortium of 12 pharmaceutical companies that fund, guide, and support through their technical expertise the further development of the DILIsym software. Dr. Watkins is also chair of the Company’s prestigious scientific advisory board, made up of global leaders in the study of drug-induced liver injury.

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The Agreement

The Agreement called for the acquisition of DILIsym Services, Inc. to become a wholly owned subsidiary of Simulations Plus with the subsidiary continuing to operate under the name DILIsym.

Under the terms of the Agreement, Simulations Plus will pay the shareholders of DILIsym Services, Inc. a potential total all-cash consideration of $10 million for all of the shares of DILIsym. The initial payment of $5 million was adjusted to approximately $4.5 million to reflect a $1 million, 18-month holdback to satisfy any indemnifiable claims that may arise pursuant to the terms of the Agreement, and an addition of just over $500,000 for excess cash and working capital left in the business by the shareholders. A three-year earn-out period will exist following the closing during which up to an additional $5 million, based on the adjusted pretax income of the DILIsym division, can be earned.

Excel Partners, an investment bank with offices in New York and Los Angeles, acted as exclusive financial advisor to Simulations Plus in connection with this transaction. Procopio, Cory, Hargreaves & Savitch LLP served as legal counsel to Simulations Plus in connection with this transaction.

About Simulations Plus, Inc.

Simulations Plus, Inc., is a premier developer of groundbreaking drug discovery and development simulation and modeling software that is licensed to and used in the conduct of drug research by major pharmaceutical, biotechnology, agrochemical, and food industry companies worldwide. The company’s Cognigen subsidiary in Buffalo, New York, provides clinical trial data analysis and consulting expertise to pharmaceutical companies across the globe. Simulations Plus is headquartered in Southern California and trades on the NASDAQ Capital Market under the symbol “SLP.” For more information, visit our Web site at www.simulations-plus.com.

About DILIsym Services, Inc.

DILIsym Services, Inc., was spun out of the now-defunct Hamner Institute in Research Triangle Park, North Carolina in 2014. The company is the leading provider of drug-induced liver injury simulation and consulting services. More information is available on the company’s Web site at www.DILIsymServices.com.

Safe Harbor Statement Under the Private Securities Litigation Reform Act of 1995 – With the exception of historical information, the matters discussed in this press release are forward-looking statements that involve a number of risks and uncertainties. Words like “believe,” “expect” and “anticipate” mean that these are our best estimates as of this writing, but that there can be no assurances that expected or anticipated results or events will actually take place, so our actual future results could differ significantly from those statements. Factors that could cause or contribute to such differences include, but are not limited to: our ability to maintain our competitive advantages, acceptance of new software and improved versions of our existing software by our customers, the general economics of the pharmaceutical industry, our ability to finance growth, our ability to continue to attract and retain highly qualified technical staff, our ability to properly manage the new combined company, and a sustainable market. Further information on our risk factors is contained in our quarterly and annual reports as filed with the U.S. Securities and Exchange Commission.

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